EXHIBIT 99.1

Plug Power Announces First Quarter 2012 Financial Results

LATHAM, N.Y., May 15, 2012 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the first quarter of 2012.

To date in 2012, Plug Power was successful in expanding its customer base with large manufacturing and retail customers. Interest for the GenDrive products in the auto industry is growing and Plug Power announces that Mercedes Benz ordered GenDrive units for its Tuscaloosa, Alabama facility.

Plug Power also had success with the Company's largest retail customer, to date. Lowe's signed a five year contract with Plug Power to set product pricing and service terms for GenDrive products purchased for its new distribution center in Rome, Georgia. Plug Power expects to ship units in the first quarter of 2013 to correspond with the grand opening of the distribution center.

Additionally, Stihl ordered GenDrive fuel cells to be used in Norfolk, Virginia. The order from Stihl is important as the Company uses its North American deployment as a benchmark for future European facility conversions.

Plug Power's joint venture established with Air Liquide, known as HyPulsion, closed its first deal during the quarter. IKEA signed a contract with HyPulsion and intends to convert its entire operation in southern France to GenDrive products in 2013.

Repeat customer orders to date in 2012, included Sysco San Antonio, Sysco Long Island, and Bridgestone-Firestone. A strong mix of sales into both new-construction and already existing customer sites highlights that the core strength of GenDrive's value proposition – productivity improvement – is making economic sense for customers.

In the first quarter, Plug Power shipped 299 systems. Many of the systems in the first quarter were delivered to current customers including BMW, Sysco, Walmart and Wegmans.

Several new customers also received their first shipments, or deployed their first units, including: P&G – Pinesville, LA; P&G – Oxnard, CA; and Kroger – Compton, CA. Over 2,200 GenDrive units are at customer sites. And, by the end of the year, over 4,000 are expected to be deployed.

"Our existing material handling customers are proving the value GenDrive brings to their business, and Plug Power is leveraging continual market success with fortune 500 companies to promote GenDrive to new customers," said Andy Marsh, CEO. "This creates an environment which encourages other large companies to consider using GenDrive to power their forklift truck fleet."

Financial Results

Net loss for the first quarter of 2012 was $6.6 million, or $0.28 per share on a basic and diluted basis. This compares with a net loss of $7.2 million, or $0.55 per share, for the first quarter of 2011.

Total revenue for the first quarter of 2012 was $7.8 million, comprised of $7.3 million of product and service revenue, and $0.5 million of research and development (R&D) contract revenue. This compares to total revenue of $5.9 million in the first quarter of 2011, which was comprised of $4.9 million of product and service revenue, $0.8 million of R&D contract revenue, and $0.2 million of licensed technology revenue.

The Company shipped 299 units during the first quarter of 2012 compared to 144 units in the first quarter of 2011.

Total cost of revenue for the first quarter of 2012 was $9.8 million, comprised of $9.1 million of product and service cost of revenue and $0.7 million of R&D contract cost of revenue. This compares to total cost of revenue of $8.0 million in the first quarter of 2011, which was comprised of $6.7 million of product and service cost of revenue and $1.3 million of R&D contract cost of revenue.

R&D expenses for the first quarter of 2012 were $1.2 million compared with $1.1 million for the firstquarter of 2011.

Selling, general and administrative (SG&A) expenses were $3.9 million for the first quarter of 2012 compared with $3.6 million for the first quarter of 2011. Additionally, $0.6 million was expensed for amortization of intangible assets during the first quarter of 2012 compared to $0.6 million for the first quarter of 2011.

Cash and Liquidity

Net cash used in operating activities for the first quarter of 2012 was $3.5 million. On March 31, 2012, Plug Power had cash and cash equivalents of $20.8 million and net working capital of $29.1 million. This compares to $13.9 million and $19.4 million, respectively, at December 31, 2011.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to milestones previously announced.

Conference Call

Plug Power has scheduled a conference call on May 15, 2012 at 10:00 am ET to review the Company's results for the first quarter of 2012. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 2,200 GenDrive units shipped to material handling customers, accumulating over 6.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including the risk that we continue to incur losses and might never achieve or maintain profitability, the risk that we expect we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that the previously disclosed expected uses of the Company's recently raised capital may change; our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in (i) Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission ("SEC") on March 30, 2012 and (ii) in Plug Power's quarterly report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 9, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$ 20,829	$ 13,857
Accounts receivable	12,970	13,389
Inventory	8,109	10,355
Prepaid expenses and other current assets	1,177	1,894

Total current assets	43,085	39,495

Property, plant and equipment, net	8,085	8,687
Intangible assets, net	7,002	7,474

Total assets	$ 58,172	$ 55,656

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 2,904	$ 4,669
Accrued expenses	2,379	3,173
Product warranty reserve	1,091	1,211
Borrowings under line of credit	--	5,405
Deferred revenue	6,984	5,542
Other current liabilities	650	80

Total current liabilities	14,008	20,080

Common stock warrant liability	4,082	5,321
Other liabilities	1,247	1,219

Total liabilities	19,337	26,620

Stockholders' equity	38,835	29,036

Total liabilities and stockholders' equity	$ 58,172	$ 55,656

Statements of Operations (Dollars in thousands):	Three months ended March 31,
(unaudited)
	2012	2011
Revenue
Product and service revenue	$ 7,237	$ 4,994
Research and development contract revenue	515	785
Licensed technology revenue	--	163
Total revenue	7,752	5,942

Cost of revenue and expenses
Cost of product and service revenue	9,061	6,691
Cost of research and development contract revenue	766	1,337
Research and development expense	1,227	1,063
Selling, general and administrative expense	3,936	3,562
Amortization of intangible assets	576	581

Operating loss	(7,814)	(7,292)

Interest and other income and net realized losses from available-for-sale securities	48	34
Change in fair value of warrant liability	1,239	--
Interest and other expense and foreign currency gain (loss)	(56)	15

Net loss	$ (6,583)	$ (7,243)

Loss per share: Basic and diluted	$ (0.28)	$ (0.55)

Weighted average number of common shares outstanding *	23,437,600	13,225,095

* - Share information for the prior periods has been retroactively adjusted to reflect the May 19, 2011 one-for-ten reverse stock split of the Company's common stock.

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended March 31,

	2012	2011

Operating loss, as reported	$ (7,814)	$ (7,292)

Stock based compensation	524	392
Depreciation and amortization	1,062	1,086

EBITDAS	$ (6,228)	$ (5,814)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended March 31,

	2012	2011

Product and service revenues, as reported	$ 7,237	$ 4,994

Deferred revenue recognized from previous reporting periods	(912)	(474)
Current invoiceable value of shipments, recorded to deferred revenue	1,967	253

Product and service revenues, as adjusted	$ 8,292	$ 4,773

Cost of product and service revenue	$ 9,061	$ 6,691

Gross margin percentage	(25.2%)	(34.0%)

Adjusted gross margin percentage	(9.3%)	(40.2%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	March 31,
	2012	2011
Cash Flows From Operating Activities:
Net loss	$ (6,583)	$ (7,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	486	505
Amortization of intangible asset	576	581
Loss on disposal of property, plant and equipment	58	--
Stock-based compensation	524	392
Realized loss on available-for-sale securities		22
Change in fair value of warrant liability	(1,239)	--
Changes in assets and liabilities:
Accounts receivable	420	(130)
Inventory	2,245	1,076
Prepaid expenses and other current assets	717	351
Accounts payable, accrued expenses, product warranty reserve and other liabilities	(2,121)	(2,386)
Deferred revenue	1,441	(384)
Net cash used in operating activities	(3,476)	(7,216)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	--	(966)
Proceeds from the sale of leased assets	58	--
Proceeds from maturities and sales of available-for-sale securities	--	10,399
Net cash provided by investing activities	58	9,433

Cash Flows From Financing Activities:
Purchase of treasury stock	--	(158)
Proceeds from issuance of common stock	17,685	--
Stock issuance costs	(1,891)	--
Proceeds (repayment) from borrowings under line of credit	(5,405)	--
Principal payments on long-term debt	--	(10)
Net cash provided by (used in) financing activities	10,389	(168)

Effect of exchange rate changes on cash	1	(2)
Increase in cash and cash equivalents	6,972	2,047
Cash and cash equivalents, beginning of period	13,857	10,955

Cash and cash equivalents, end of period	$ 20,829	$ 13,002
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360
         media@plugpower.com

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448
         investors@plugpower.com